        Exhibit 19.2

THE PNC FINANCIAL SERVICES GROUP, INC.
Information Barrier and Handling of Inside Information Policy
Applies To
•The Information Barrier and Handling of Inside Information Policy (“Policy”) applies to PNC Corporate and Institutional Banking (“CIB”), a Lines of Business (“LOBs”) (“Lines of Business (“LOBs”)”) within The PNC Financial Services Group, Inc. (“PNC”), the Commercial Asset Team of PNC (“CAT”), and the Asset and Liability Management (“ALM”) function of PNC.
Overview and Purpose
•The federal securities laws, including Section 10(b) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 thereunder, prohibit trading in Security on the basis of Inside Information and in violation of a duty to the owner of the information. There is a legal presumption that, when one part of an institution is in possession of Inside Information about an issuer of Securities, any purchase or sale of such Securities by any of the institutions’ Employees (whether on behalf of the institution or for their own account) is “on the basis of” such Inside Information. This presumption can be overcome by demonstrating that the institution has in place reasonable Policies, Procedures, processes, and controls that serve as information barriers designed to prevent trading on the basis of Inside Information.
•Additionally, PNC may not engage in any activity subject to an exemption from the prohibitions of the Volcker Rule (section 13 of the Bank Holding Company Act and the implementing regulations thereunder) if such activity will involve or result in a material conflict of interest between PNC and its Affiliates, customer, or counterparty. As a result, PNC must establish policies, procedures, processes, and controls that serve as Information Barriers designed to avoid material conflicts of interest. In order to strongly rebut even an inference that any trading by the business segments or Employees subject to this Policy is on the basis of Inside Information and to mitigate material conflicts of interest that might impact the availability of exemptions from the prohibitions of the Volcker Rule, this Policy establishes:
oA general need to know policy to limit the distribution of Inside Information
oThe PNC information barrier (defined below), which helps to prevent the transmission of Inside Information between Public Side and Private-Side businesses
oReporting and monitoring mechanisms to ensure that the PNC information barrier is performing effectively
•This Policy supports, aligns with and is governed by the Enterprise Compliance Risk Policy and the Ethics and Conduct Insider Trading Policy.

Last Updated: 01/17/2026

        Exhibit 19.2

•This Policy governs and is further supported by the following documents:
oCorporate and Institutional Banking (‘CIB’) Handling of Inside Information Procedure
oRealty Review Desktop Procedures
Misuse of Inside Information
•The PNC Code of Business Conduct & Ethics (the “Code”) and the Ethics and Conduct Insider Trading Policy strictly prohibit insider trading and any misuse of Inside Information obtained in connection with service at PNC. Employees are also prohibited from disclosing Inside Information to those who trade in Securities on behalf of PNC (sometimes referred to as “tipping”) or using Inside Information as a basis for recommending the purchase or sale of a Security. Even among Private-Side Employees, Inside Information received by PNC Employees during their employment must only be shared with other PNC Employees or authorized Third Parties (e.g., attorneys, auditors) who have a need to know the information to advance PNC’s legitimate business interests. Business segments subject to this Policy must implement Policies and Procedures related to topics such as: physical segregation of Public- and Private-Side business segments; limiting access to electronic systems where Inside Information is stored; and limiting distribution of committee materials that include Inside Information.
Information Barrier
•This Policy establishes an information barrier (the “PNC Information Barrier”) designed to ensure that Inside Information in the possession of Private-Side business segments is not intentionally or inadvertently communicated to any Public-Side Employee(s) unless the Public-Side Employee(s) have been brought “over the wall.” The PNC Information Barrier separates all Private-Side business segments from all Public-Side business segments and PNC Employees are prohibited from communicating any Inside Information across the PNC Information Barrier unless pursuant to a “Wall Crossing” procedure. In addition, certain Private-Side business segments may be subject to additional Policies and/or Procedures that further segregate them from other Private-Side businesses and Public-Side businesses may be walled off from one another. To support the PNC Information Barrier, Private-Side business segments that regularly receive Inside Information in the ordinary course of business and all Public-Side business segments must work with the Control Room (part of Enterprise Compliance), Legal and their respective First Line of Defense (“1LOD”) Compliance and/or risk officer(s) to develop Policies, Procedures, and practices addressing the following:
oPhysical segregation of the Public and Private Sides
oSegregation of electronic documents containing Inside Information

Last Updated: 01/17/2026

        Exhibit 19.2

oCommunications between Private-Side and Public-Side Employees when the Private-Side is not in possession of any Inside Information relevant to the communications
oCommunications between Private-Side and Public-Side Employees when the Private-Side is in possession of Inside Information relevant to the communications but does not wish to share the Inside Information with the Public Side
oCommunications between Private-Side and Public-Side Employees when the Private Side intends to share Inside Information with the Public Side (i.e., “Wall Crossings”)
Reporting to the Control Room
•In order to monitor the effectiveness of the PNC Information Barrier, Employees subject to this Policy must alert the Control Room any time they receive, or expect to receive, Inside Information. Business segments that receive Inside Information on a regular basis in the ordinary course of business must develop Procedures for Control Room reporting.
•To comply with regulatory obligations applicable to registered broker-dealers and registered investment advisers and to further monitor for potential breaches of the PNC Information Barrier, certain Employees subject to this Policy are required to identify any and all Employee and Employee-related securities accounts they own, control or have a beneficial interest in. The Control Room maintains a list of the business segments whose Employees are subject to personal trade monitoring and each such business segment must implement Policies and/or Procedures defining the kinds of Employee and Employee-related accounts that must be monitored and the manner in which information regarding such accounts will be communicated to the Control Room.

Last Updated: 01/17/2026

        Exhibit 19.2

Information Barrier and Handling of Inside Information Policy
Defined Terms
Affiliate: “Affiliate” means any company that is included in the PNC Affiliate List maintained by Regulatory Reporting. Employees may refer to additional details in the Policy and Governance Application (“PGA”) Glossary.
First Line of Defense (“1LOD”): Any organizational unit or function that that creates and owns risk through its activities and meets one the following criteria: (i) engages in activities designed to generate revenue or reduce expense; (ii) provides operational support or services to any organizational unit or function within PNC in the delivery of products or services; or (iii) provides technology services to any organizational unit or function. Lines of Business (LOBs) and Support Areas are considered to be within the first line of defense. The terms First Line of Defense and Front Line Unit may be used interchangeably.
Inside Information: Information that (a) relates to a Public Issuer, such as information about its business operations or Securities, that a reasonable investor would consider important in determining whether to buy, sell, or hold such Securities; and (b) has not been disclosed to the public. To show that information has been disclosed to the public, there must be evidence that it is widely disseminated. Information generally would be considered widely disseminated if it has been disclosed, for example, on the Dow Jones broad tape, news wire services such as AP or Reuters, in newspapers or magazines of general circulation, in public disclosure documents filed with the Securities and Exchange Commission, such as prospectuses, proxy statements, and periodic reports, or on the Public Issuer’s website (if under circumstances reasonably designed to provide a broad, non-exclusionary distribution of the information to the public). Public dissemination of rumors or speculation does not by itself cause information that would otherwise be Inside Information to be treated as having been disclosed publicly, even if the rumors or speculation are accurate. It is impossible to provide a complete list of Inside Information, but Inside Information may include, in each case prior to its public disclosure:
•Financial reports or projections, including for municipal issuers, tax revenue projections, or other information about a Public Issuer’s financial condition;
•Information about current, proposed, or contemplated transactions, business plans, financial restructuring, or acquisition targets;
•Information about a major cyber-breach or other cyber-security issues;
•Planned dividend increases or decreases;
•Extraordinary borrowing or liquidity problems;
•Information about possible defaults under agreements or actions by creditors, clients, or vendors relating to a Public Issuer’s credit standing;
•Proposed or contemplated issuance, tender, redemption, or repurchase of Securities or stock splits;
•Plans for significant expansions or contractions of operations, including acquisitions, mergers, divestitures, and joint ventures, and purchases or sales of substantial assets;
•Major new project developments;
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        Exhibit 19.2

•Significant increases or decreases in business or information about major contracts;
•Institution of, or developments in, major litigation, investigations, or regulatory actions or proceedings;
•Developments regarding a Public Issuer’s senior management or for municipal issuers, government officials;
•Capital restructurings, including dividend re-caps and rescue financing; and
•Change of auditors or information that the auditors’ report can no longer be relied upon.
Lines of Business (“LOBs”): A front line unit that generates revenue including Asset Management Group (AMG), Corporate and Institutional Banking (C&IB) and Retail.
Private-Side: Groups or business segments that may regularly receive Inside Information in the ordinary course of business. All business segments within C&IB, ALM, and ART, other than those designated Public-Side, are considered Private-Side. A list of Private-Side business segments subject to this Policy can be acquired by contacting the Control Room. Employees may refer to additional details in the PGA Glossary.
Public Side: Groups or business segments that generally do not receive Inside Information in the ordinary course of business and that may be involved in the purchase and sale of securities on the public markets. A list of Public-Side business segments subject to this Policy can be acquired by contacting the Control Room. Employees may refer to additional details in the PGA Glossary.
Security: Any equity or debt interest. Examples include: common and preferred stock, partnership interests, limited partnership interests, and other debt and equity interests such as notes, bonds, or other evidence of indebtedness, warrants, options, futures, and other derivative instruments.
Third Party: Non-employee that provides Products and/or Services to, or on behalf of, PNC. Employees may refer to additional details in the PGA Glossary.
Volcker Rule: This term means the final regulations implementing section 13 of the BHCA, as applicable, under 12 CFR Parts 44 (Office of the Comptroller of the Currency) and 248 (Federal Reserve Board) and 17 CFR Parts 255 (Securities and Exchange Commission) and 75 (Commodity Futures Trading Commission).
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